[Nassau Life Insurance Company Letterhead]

OPINION AND CONSENT OF COUNSEL

July 5, 2023

Nassau Life Insurance Company

One American Row

Hartford, Connecticut 06102

Dear Sir/Madam:

With reference to the registration statement filed by Nassau Life Insurance Company (the “Company”) and Delaware Life NY Variable Account D (the “Separate Account”) with the Securities and Exchange Commission, file number 811-04633 (the “Registration Statement”), covering variable life insurance policies named Futurity Survivorship II Variable Universal Life Insurance (the “Policies”), I have examined such documents and such laws as I considered necessary and appropriate, and on the basis of such examination, it is my opinion that:

1.	The Company is duly organized and validly existing under the laws of the State of New York and has been duly authorized to issue such variable life insurance policies by the State of New York.

2.	The Separate Account is a duly authorized and validly existing separate account pursuant to the laws of the State of New York.

3.	Assets allocated to the Separate Account will not be chargeable with liabilities arising out of any other business the Company may conduct.

4.	The Policies have been duly authorized by the Company and, as contemplated by the Registration Statement, constitute valid, legally issued, and binding obligations of the Company.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Regards,

/s/ Sam Caligiuri

Sam Caligiuri
Vice President, Deputy General Counsel & Chief Compliance Officer
Nassau Life Insurance Company